Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Paul K. Suijk
Senior Vice President and CFO
(804) 287-5694

Cadmus Communications to Redeem 11.5% Subordinated Promissory Notes

Continued Progress on Debt Structure and Interest Expense

RICHMOND, Virginia (April 2, 2004) — Cadmus Communications Corporation (NASDAQ/NM: CDMS) announced today that it has given notice to redeem, in full, its $6.4 million, 11.5% subordinated promissory notes, which were otherwise scheduled to mature on March 31, 2010. The redemption of the subordinated promissory notes will occur at 100% of the principal amount thereof, plus accrued interest, and is scheduled to close on May 3, 2004. The Company will repay the subordinated promissory notes under its $100 million senior bank credit facility at borrowings that are based on LIBOR plus a spread.

Paul Suijk, senior vice president and chief financial officer, remarked, “This early repayment of our 11.5% subordinated promissory notes marks another step in our process of reviewing our debt structure and taking actions to reduce our overall interest expense. Since July 1, 2000, we have reduced our overall debt levels by over $75 million. This de-leveraging, combined with the additional flexibility we obtained with the recent refinancing of our senior bank credit facility in January 2004, permits us to take actions such as this to reduce our overall interest expense. Today’s action will reduce our annual interest expense by up to $0.5 million going forward.”

Mr. Suijk continued, stating “Based on the current interest rate environment, we are also reviewing various alternatives to refinance our $125 million, 9.75% senior subordinated notes, which are due on June 1, 2009, and are callable beginning June 1, 2004 at a premium. We continue to review all of our debt instruments with the goal to improve flexibility in our capital structure, reduce our cost of capital and improve shareholder value.”

Cadmus Communications Corporation provides end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the world’s largest provider of content management and production services to scientific, technical and medical journal publishers, the fourth largest periodicals printer in North America, and a leading provider of specialty packaging and promotional printing services. Additional information about Cadmus is available at www.cadmus.com.

Statements contained in this release relating to Cadmus’ future prospects and performance are “forward-looking statements” that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ materially from management’s expectations include but are not limited to: (1) the overall economic environment, (2) the equity market performance and interest rate environment, which can impact our pension liability, (3) our ability to develop and market new capabilities and services to take advantage of technology changes in the publishing process, especially for scientific, technical and medical journals, (4) significant price pressure in the markets in which we compete, (5) the loss of significant customers or the decrease in demand from customers, (6) our ability to continue to obtain improved efficiencies and lower production costs, (7) the financial condition and ability to pay of certain customers, (8) the impact of industry consolidation among key customers, and (9) our ability to operate effectively in markets outside of North America. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. The information provided in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements made herein.